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                                EXHIBIT 10.21

                         SERVICES AGREEMENT (HSO MODEL)


                            PRIME VISION HEALTH, INC.







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                                TABLE OF CONTENTS


ARTICLE 1 - Definitions    1
         Section 1.1       Certain Defined Terms     1
                  (a)      "Affiliate"      1
                  (b)      "Bankruptcy Act" 2
                  (c)      "Company Event"  2
                  (d)      "Contract Year   2
                  (e)      "Management Information System"    2
                  (f)      "Office" 2
                  (g)      "Optometrists"   2
                  (h)      "Owner Operations"        3
                  (i)      "Person" 3
                  (j)      "Physicians"     3
                  (k)      "Physician Extender Employees"     3
                  (l)      "Practice Revenues"       3
                  (m)      "Shareholders"   3
         Section 1.2       Other Defined Terms       3
         Section 1.3       References       3

ARTICLE 2 - Company's Obligations   4
         Section 2.1       No Medical Services       4
         Section 2.2       Core Services    4
                  (a)      Standard Marketing Program and Templates    4
                  (b)      HSO Buying Group 5
                  (c)      Managed Care Contract Priority     5
         Section 2.3       Supplemental Services     6
         Section 2.4       No Other Services6

ARTICLE 3 - Owner's Obligations     6
         Section 3.1       Furniture, Fixtures and Equipment  6
         Section 3.2       Employment of Medical and Non-Medical Staff 6
         Section 3.3       Day-to-Day On-Site Operations      6

ARTICLE 4 - Compensation   6
         Section 4.1       Services Fee     6
         Section 4.2       Fee Fair and Reasonable; Not Payment for Referral 7
         Section 4.3       Payment of Services Fee   7
         Section 4.4       Statement of Practice Revenues     7
         Section 4.5       Expenses 8

ARTICLE 5 - Term of Agreement       8
         Section 5.1       Term     8
         Section 5.2       Early Termination  8
         Section 5.3       Buy-Out by Owner   9


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         Section 5.4     Effect of Early Termination Generally       9

ARTICLE 6 - Other Agreements of Parties     10
         Section 6.1     Relationship of Parties   10
         Section 6.2     No Warranty      10
         Section 6.3     No Obligation or Inducement to Refer        10
         Section 6.4     Confidentiality  11
         Section 6.5     Access to Books and Records        12
         Section 6.6     Retaining Business Records 12
         Section 6.7     Exclusivity of Agreement   12
         Section 6.8     Assistance to Company      13
         Section 6.9     Release of Claims by Owner and Initial Shareholders  13
         Section 6.10    Release of Claims by Company       13
         Section 6.11    Admission of Shareholders 14
         Section 6.12    Obligations of the Shareholders    14
         Section 6.13    Sales and Use Tax  14
         Section 6.14    Exclusion by Owner of Certain Sources of Revenue     14

ARTICLE 7 - Indemnification         15
         Section 7.1     Indemnification by the Owner       15
         Section 7.2     Indemnification by the Company     15

ARTICLE 8 - Representations of the Parties  16
         Section 8.1     Representations of Company 16
                  (a)    Organization and Good Standing     16
                  (b)    No Violation     16
                  (c)    No Claims Against Owner   16
         Section 8.2     Representations of the Owner       16
                  (a)    Organization and Good Standing     16
                  (b)    No Violation     17
                  (c)    No Claims Against Company 17

ARTICLE 9 - Miscellaneous  18
         Section 9.1     Violation of Law 18
         Section 9.2     Assignments      18
         Section 9.3     Notices  19
         Section 9.4     Severability     19
         Section 9.5     Governing Law    20
         Section 9.6     Entire Agreement; Amendment        20
         Section 9.7     Headings 20
         Section 9.8     Waiver   20
         Section 9.9     Construction of Words     20
         Section 9.10    Prevention of Performance by Company        20
         Section 9.11    Remedies 21
         Section 9.12    No Referrals     21
         Section 9.13    Attorneys' Fees  21



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         Section 9.14    Survival 21
         Section 9.15    Confidentiality of Records 21

Schedules:

         Schedule 1.1(f)     List of Owner Facilities
         Schedule 1.1(l)     Exceptions to Practice Revenues
         Schedule 2.2(b)     Exceptions to HSO Buying Group
         Schedule 2.3        Supplemental Services
         Schedule 4.4        Form of Statement of Practice Revenues
         Schedule 6.9        Exceptions to Release of Claims by Owners and
                                     Initial Shareholders
         Schedule 6.10       Exceptions to Release of Claims by Company
         Schedule 6.11       Joinder Agreement
         Schedule 8.1(c)     Company Claims
         Schedule 8.2(c)     Third Party Claims


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                               SERVICES AGREEMENT


         This Services Agreement (the "Agreement") is made and entered into this ____ day of __________, 1999 (the "Effective Date"), by and between Prime Vision Health, Inc., a Delaware Corporation (the "Company"), and, P.A., a professional corporation (the "Owner"), and, M.D., (collectively, the "Initial Shareholders") (individually, a "Party" and collectively, the "Parties").

                              W I T N E S S E T H:

         WHEREAS, the Owner is a professional corporation whose professional employees provide ophthalmic and/or optometric care and products to the general public; and

         WHEREAS, the Company is in the business of providing consulting, administrative, and other support services to ophthalmology and optometric practices; and

         WHEREAS, the Owner desires to obtain the services of the Company in performing such services under the terms and conditions set forth herein.

         NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and on the terms and subject to the conditions herein set forth, the Parties have agreed and do hereby agree as follows:

                                    ARTICLE 1

                                   Definitions

         Section 1.1 Certain Defined Terms. When used in this Agreement and any attachment thereto, the following capitalized words and phrases shall have the following meanings assigned to them:

                  (a) "AFFILIATE" means, with respect to any Person, a Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with the specified Person; provided, however, that neither the Company nor the Owner shall be deemed to be an Affiliate of the other and provided, further, that the Owner and the Company expressly agree that OptiCare Eye Health Centers, Inc. and its Affiliates shall be deemed to be Affiliates of the Company.

                  (b) "BANKRUPTCY ACT" means the Bankruptcy Code, as amended, of the United States of America and any other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments or similar debtor relief law (whether state or federal) from time to time in effect affecting the rights of creditors generally.

                  (c) "COMPANY EVENT" means the occurrence of any of the following events:

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                         (i) The dissolution of the Company;

                         (ii) The filing of a voluntary petition in bankruptcy
                   or for reorganization under the Bankruptcy Act or a petition for the appointment of a receiver of all or any substantial portion of the property of the Company;

                         (iii) The consent by the Company to an order for relief
                   under the Bankruptcy Act or the failure to vacate such an order for relief within ninety (90) days from and after the date of entry thereof; or

                         (iv) The entry of any order, judgment, or decree
                   adjudging the Company as bankrupt or insolvent or which appoints or provides for the taking of possession by a receiver, trustee, liquidator, or similar official for any of the property of the Company, and any such order, judgment, or decree continuing unstayed and in effect for a period of ninety (90) days.

                  (d) "CONTRACT YEAR" means any year beginning on the Effective Date as set forth herein, or on any anniversary of the Effective Date.

                  (e) "MANAGEMENT INFORMATION SYSTEM" means the various management information systems owned or licensed by the Company.

                  (f) "OFFICE" means any office space, clinic, or facility that the Owner or the Company shall own or lease or otherwise procure for use in the Owner's business or businesses and identified, from time to time, on SCHEDULE 1.1(F).

                  (g) "OPTOMETRISTS" (O.D.s) means those individuals who are Doctors of Optometry employed by or under contract or associated with the Owner to provide professional optometrical services to patients of the Owner.

                  (h) "OWNER OPERATIONS" means the businesses, operations and activities of the Owner that are carried out at the Office or in connection with the performance or delivery of professional ophthalmology, optometric or optical services.

                  (i) "PERSON" means an individual, a corporation, a partnership, a limited liability company, an association, a joint-stock company, a trust, any unincorporated organization, or any government or political subdivision thereof.

                  (j) "PHYSICIANS" means those Ophthalmologists (M.D.s or D.O.s) who are physicians employed by or under contract or associated with the Owner to provide professional medical services to patients of the Owner.

                  (k) "PHYSICIAN EXTENDER EMPLOYEES" means nurse anesthetists, physician assistants, nurse practitioners, or similar positions that generate a professional or

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         technical charge who are employed by or under contract or associated with the Owner to provide services to patients of the Owner.

                  (l) "PRACTICE REVENUES" means, for any month, any and all revenue actually collected by or on behalf of the Owner and/or the Shareholders, no matter where generated, that resulted from the provision of ophthalmology, optometric and optical services, the sale of optical products, or otherwise by any professional activities of the Physicians, Optometrists or Physician Extender Employees, including without limitation income from expert fees and income generated by ambulatory surgical centers or Affiliates of the Owner; provided, however, that Practice Revenues shall not include revenue described on
         SCHEDULE 1.1(L), as such Schedule may be amended from time in accordance with Section 6.14 hereof.

                  (m) "SHAREHOLDERS" means the Initial Shareholders and any other Person who may from time to time become a shareholder of the Owner after the Effective Date and who shall execute a Joinder Agreement in accordance with Section 6.10 hereof.

         Section 1.2 Other Defined Terms. Any capitalized term not specifically defined in Section 1.1 shall have the meaning provided for the term in the section in this Agreement in which such term is first used.

         Section 1.3 References. All references in this Agreement to "Sections" or "Articles" shall be to sections and articles of this Agreement unless otherwise noted. The words "hereof," "herein," "hereby," "hereinafter," "heretofore," "hereunder" and words of similar import shall also refer to material set forth in this Agreement as a whole and not to any particular subdivision unless expressly so limited.

                                    ARTICLE 2

                              Company's Obligations

         Section 2.1 No Medical Services. The Parties expressly acknowledge and agree that this Agreement is not intended to and shall not be construed to permit the Company to make referrals of patients to the Owner nor to become engaged in any services or activities which constitute the practice of ophthalmology or optometry or to interfere with, control, direct or supervise any Physician, Optometrist or other health care provider in the exercise of his or her professional judgment. The Owner shall be responsible for the control and direction of all medical and other health care providers for the care and treatment of all patients or clients, for the provision of all medical and other health care services, and for ensuring that all such services are provided in accordance with applicable federal, state and local laws and regulations, the requirements of Medicare and Medicaid and other third party payors and the applicable cannons of professional ethics.

         Section 2.2 Core Services. The Company shall provide the services set forth below (the "Core Services"), for the compensation set forth in Article 4.

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                  (a) Standard Marketing Program and Templates. The Company
         shall provide the Owner with standardized marketing and promotional materials, including brochures, print, and other media advertising copy, all in a "camera-ready" format (the "Marketing Materials") for potential use by the Owner. On a schedule and in a format to be determined by the Parties, the Company shall provide the Owner with updates to the Marketing Materials. The Owner agrees to use the Marketing Materials in compliance with guidelines provided to the Owner from time to time by the Company (the "Guidelines"). Any modifications to the Marketing Materials by the Owner shall be in compliance with the Guidelines and all costs and expenses relating to such modifications shall be the responsibility of the Owner. The Owner may also request that the Company modify or customize the Marketing Materials, provided, however, that any such modification or customization shall be an Annual Marketing Plan service subject to the terms and condition set forth in
         SCHEDULE 2.3. Nothing herein shall be construed to grant to the Owner a license to use any trade name owned or licensed by the Company; provided, however, that the Owner shall be granted non-exclusive, royalty-free license to use the trade name "OptiCare" in the event that the Owner selects Annual Marketing Plan services as described in
         SCHEDULE 2.3 hereof.

                  (b) HSO Buying Group. The Company shall provide to the Owner purchasing services for various items useful to the business of the Owner ("HSO Buying Group Goods"). HSO Buying Group Goods may, in the discretion of the Company, include:

                           (i) optical goods;

                           (ii) office supplies, discounted services, including
                  telephone service, property and casualty insurance, general and professional liability insurance, health insurance and other ancillary services ("Value Added Services");

                           (iii) refractive surgery related equipment and
                  services; and

                           (iv) related goods and materials

         Prices charged to the Owner for HSO Buying Group Goods shall be at the same per unit prices as the Company is charged for such goods. On a schedule and in a format to be determined by the Parties, the Company shall advise the Owner of the HSO Buying Group Goods that are available and the respective pricing for such goods. Costs of all HSO Buying Group Goods so purchased shall be responsibility of the Owner. The Owner hereby agrees that, except with respect to Value Added Services which may be purchased by the Owner from any supplier thereof and services described on SCHEDULE 2.2(b) hereof, it shall not purchase any goods that are offered as HSO Buying Group Goods from any supplier of goods other than the Company (an "Outside Supplier"); provided, however, that the Owner may purchase certain enumerated goods from an Outside Supplier in the event that (i) the Owner notifies the Company in writing that the Owner can purchase certain goods from an Outside Supplier, which goods shall be enumerated in such notice, at a per unit price that is less than the per unit price charged by the Company; (ii) the Owner provides to the Company written documentation of the price for such goods offered by the Outside Supplier; and (iii) the Company does not,

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         within thirty (30) days after receipt of the information described in
         (i) and (ii), match the price offered by the Outside Supplier.

                  (c) Managed Care Contract Priority. The Company agrees to use its best commercial efforts to secure contracts with managed care, self-insured employer, institutional health care providers and payors, health maintenance organizations, preferred provider organizations, exclusive provider organizations, Medicare, Medicaid and other similar persons in the geographic market of the Office, subject to reasonable business prudence regarding the viability and pricing of such potential contracts, as determined in the sole discretion of the Company. The Company agrees, providing the Owner meets all of the credentialling requirements for a particular contract, to include the Owner on panels servicing the Owner's geographic area. Without the express prior written consent of the Owner, which consent may be withheld in the sole and absolute discretion of the Owner, the Company shall not negotiate a Managed Care Contract, for or on behalf of Owner, nor shall it disclose any confidential information concerning Owner to any third party for the purpose of negotiating a Managed Care Contract.

         Section 2.3 Supplemental Services. The Company shall offer to the Owner certain additional services (the "Supplemental Services") as set forth in
SCHEDULE 2.3. In the event that the Owner elects to purchase any such Supplemental Services, such services shall be provided by the Company for such fees and under such terms and conditions as are forth in SCHEDULE 2.3 and in any letter agreement of the Parties applicable to the provision of such Supplemental Services.

         Section 2.4 No Other Services. Except for the Core Services and any Supplemental Services selected by the Owner in accordance with SCHEDULE 2.3, the Company shall not be obligated to provide any other services to the Owner.


                                    ARTICLE 3

                               Owner's Obligations

         Section 3.1 Furniture, Fixtures and Equipment. The Owner shall provide, purchase, repair and/or replace all furniture, fixtures and equipment necessary or appropriate for the operation of the Office.

         Section 3.2 Employment of Medical and Non-Medical Staff. The Owner shall provide all medical and non-medical staff necessary for operation of the Office. The Owner shall have complete control of and responsibility for the hiring, compensation, supervision, training, evaluation and termination of its Physicians, Optometrists, Physician Extender Employees and all other employees.

         Section 3.3 Day-to-Day On-Site Operations. Unless otherwise provided herein or in any letter agreement executed in accordance with SCHEDULE 2.3, the Owner shall be responsible for staffing, oversight and management of all day-to-day Owner Operations, including, but not limited to, scheduling, housekeeping, records management, inventory, and ordering of supplies. The Owner shall contract directly with payroll processor, collection agency, and all other vendors of services, as applicable, at the Owner's cost.

                                    ARTICLE 4

                                  Compensation

         Section 4.1 Services Fee. The Owner shall pay to the Company a services fee ("Services Fee") in accordance with the following rates:

                  (a) On the first Seven Million Dollars ($7,000,000) of Practice Revenues in a given Contract Year: three percent (3%) of such Practice Revenues;

                  (b) On Practice Revenues between Seven Million Dollars ($7,000,000) and Twelve Million Dollars ($12,000,000) in the same Contract Year: two percent (2%) of such Practice Revenues; and

                  (c) On Practice Revenues over Twelve Million Dollars ($12,000,000) in the same Contract Year: one percent (1%) of such Practice Revenues.

         Section 4.2 Fee Fair and Reasonable; Not Payment for Referral. The Parties hereto agree that the Services Fee has been determined as a result of arm's-length negotiation and is fair and reasonable for the services to be performed by the Company hereunder. No amount paid hereunder is intended to be, nor shall be construed as, an inducement or payment for referral of or recommending referral of, patients of the Owner to the Company, or by the Company to the Owner. Such fees do not include any discount, rebate, or other reduction in charge.

         Section 4.3 Payment of Services Fee. The Services Fee will be paid monthly by the Owner based on Practice Revenues during the preceding month, and is payable by the Owner in cash within fifteen (15) days of the end of the month in question. The Owner hereby agrees that in the event that any payment hereunder is not timely paid, in whole or in part, interest shall accrue on the unpaid balance at the rate of ten percent (10%) per annum. The Owner further agrees that in the event that the Company is required to institute suit to collect any unpaid balance, the Company shall be entitled to recover, and any judgment entered in favor of the Company shall include, the reasonable accountants' fees, attorneys' fees and costs incurred by the Company in collecting the monies due to the Company hereunder.

         Section 4.4 Statement of Practice Revenues. Within ten (10) days after the end of each month, the Owner shall provide to the Company an accounting of Practice Revenues (the "Statement of Practice Revenues") in the form set forth on SCHEDULE 4.4 hereof. The Company shall have the right, at any time, to notify the Owner of any disagreement with the Statement of Practice Revenues. In the event that the Company has notified the Owner of a disagreement regarding any Statement of Practice Revenues, the Company and the Owner shall attempt in good faith to resolve their dispute. If after thirty (30) days after the Company's notice of disagreement the Company and the Owner shall have failed to reach a written agreement with respect to such dispute, the matter shall be referred to one of the so-called "Big Five" accounting firms mutually acceptable to the Company and the Owner (the "Independent Accounting Firm") for final resolution. Within thirty (30) days after referral to it, the Independent Accounting Firm shall issue and deliver to the Company and the Owner a report as to its calculation of the Practice Revenues, which shall be final, binding and non-appealable. All costs relating to the preparation of the report of the Independent Accounting Firm shall be shared equally by the Company and the Owner.

         Section 4.5 Expenses.

                  (a) Of the Company. The payments to be made to the Company pursuant to this Article 4 will fully compensate the Company for its provision of Core Services, and the Owner shall owe no other or further compensation or commission of any kind with respect to the provision of Core Services. Except as otherwise provided in this Agreement, the Owner shall not have any liability for expenses incurred by the Company in the performance of its obligations under this Agreement.

                  (b) Of the Owner. Except as otherwise provided in this Agreement, the Company shall not have any liability for expenses incurred by the Owner in the operation of the Office.


                                    ARTICLE 5

                                Term of Agreement

         Section 5.1 Term. Subject to the provisions of Section 5.2, the initial term of this Agreement (the "Initial Term") shall consist of a fifteen (15)-year period commencing on the Effective Date. The term of this Agreement shall be extended thereafter upon mutual agreement of the Parties, for additional three
(3)-year periods (each an "Extended Term"), whether one or more, commencing on the expiration of the Initial Term and on the expiration of each succeeding Extended Term. The Owner shall provide the Company with written notice of its desire to renew the Agreement at least three (3) months before the expiration of the Initial Term or an Extended Term, as applicable, and the Company shall provide a written response to the Owner within thirty (30) days indicating whether it agrees to renew the Agreement.

         Section 5.2 Early Termination. Notwithstanding anything contained in
Section 5.1 to the contrary, this Agreement may be terminated:

                  (a) By the Company, immediately upon delivery of written notice of termination to the Owner, in the event that the Owner or any Shareholder breaches any representation, warranty, covenant or any other agreement contained herein, including any obligation to pay the Services Fee, and such breach shall remain unremedied, after written notice thereof shall have been given to the Owner by the Company, for a period of sixty (60) days.

                  (b) By the Owner, immediately upon delivery of written notice of termination to the Company, in the event that both of the following occur:

                           (i) a Company Event; and

                           (ii) the Company fails to provide or arrange for the
                  provision of Core Services hereunder and such failure shall remain unremedied, after written notice thereof shall have been given to the Company by the Owner, for a period of sixty
                  (60) days.

                  (c) By either the Company or the Owner, immediately upon delivery of written notice of termination to the other Party upon any other right of termination as specifically provided herein.

         Section 5.3 Buy-Out by Owner. Unless otherwise provided herein, in the event of an early termination of this Agreement, for any reason, within the first five (5) Contract Years, the Owner agrees to pay to the Company a sum equal to $1,956,242 (the "Buy-Out Price"). In the event of early termination of this Agreement, for any reason, at any time between the fifth and tenth Contract Year, the Owner agrees to pay to the Company a sum equal to the Buy-Out Price, reduced by twenty-five percent (25%). In the event of early termination of this Agreement, for any reason, at any time after the tenth Contract Year, the Owner agrees to pay to the Company a sum equal to the Buy-Out Price, reduced by fifty percent (50%). The Buy-Out Price, as reduced if applicable by the preceding two sentences, shall be paid in cash, less the amount of any outstanding Subordinated Promissory Notes issued pursuant to section 2.3 of the Transition Agreement, by the Owner to the Company within sixty (60) days following the early termination of this Agreement; provided, however, that if such early termination has been initiated by the Owner, the Buy-Out Price shall be paid in cash by the Owner to the Company within five (5) business days following such early termination. Notwithstanding the above, in the event of a termination pursuant to Section 5.2(b), the Owner, but not the Shareholders, will be liable for payment of the Buy-Out Price. Upon payment by the Owner to the Company of the Buy-Out Price, all other obligations of the Owner to the Company (other than payment of Services Fee and/or other fees relating to services provided by Company prior to the termination date) shall be deemed discharged. Notwithstanding the above, if after an early termination for any reason as described above, the Owner and/or the Shareholders continue to pay the Company the Services Fee, under the terms and conditions described in Section 4.3, the Buy-Out Price described in this Section 5.3 shall not become due and payable.

         Section 5.4 Effect of Early Termination Generally. Except as expressly provided in Section 5.3 hereof, in the event of any early termination of this Agreement, the Parties:

                  (a) shall thereupon have no further rights or obligations hereunder, except for

                           (i) obligations accruing prior to the date of
                  termination,

                           (ii) obligations, promises, or covenants contained
                  herein which are expressly made to extend beyond, or which by their terms or reasonable implication are to be performed in whole or in part, after the termination of this Agreement, including, without limitation, those relating to indemnities and records retention and compensation, and

                           (iii) rights to pursue any remedies herein or at law;

                  (b) shall cooperate with one another for the appropriate transfer of Core Services and Supplemental Services, if applicable; and

                  (c) shall provide each other with reasonable access to books and records owned by it to permit the other to satisfy reporting and contractual obligations which may be required of it.


                                    ARTICLE 6

                           Other Agreements of Parties

         Section 6.1 Relationship of Parties. In the performance of the Parties' duties and obligations under this Agreement, it is mutually understood and agreed that the Company and the Owner are independent contractors and that the relationship between them is that of a professional corporation and an independent supplier of non-medical services. It is expressly agreed by the Parties hereto that no work, act, commission or omission of the Company pursuant to the terms and conditions of this Agreement shall be construed to make or render the Company (and/or its employees, agents, shareholders and servants) the agent, employee, or servant of the Owner, or to make or render the Owner (and/or its employees, agents, shareholders and servants) the agent, employee or servant of the Company. Neither this Agreement, nor its performance, shall constitute or be construed to create a principal-agent, employer-employee, master-servant, joint venture or partnership relationship between the Parties.

         Section 6.2 No Warranty.

                  (a) The Owner acknowledges that the Company has not made and will not make any express or implied warranties or representations that the services provided by the Company will result in any particular amount or level of Practice Revenues to the Owner or distributions to shareholders of the Owner.

                  (b) The Company acknowledges that the Owner has not made and will not make any express or implied warranties or representations that Practice Revenues will remain at, or increase above, any particular amount or level.

         Section 6.3 No Obligation or Inducement to Refer. The Parties acknowledge and agree that the consideration being paid hereunder is not intended, directly or indirectly, as an inducement to refer, or in return for purchasing or recommending purchasing an item or service reimbursable under Medicare, Medicaid or other government reimbursed health care program. No provision hereof is intended to nor shall be construed as directing or restricting referrals for items or services payable under Medicare, Medicaid or other government reimbursed health care program.

         Section 6.4 Confidentiality.

                  (a) All Marketing Materials designed and developed by the Company to assist the Owner in the marketing of Owner Operations, together with any and all such other marketing materials as may be customized by the Company for the Owner, shall belong to and be the exclusive property of the Company.

                  (b) Upon termination of this Agreement, the Owner shall promptly relinquish to the Company all papers, documents, writings, files, data, or materials, including, without limitation, the Marketing Materials, belonging to the Company that are, at such time, in the possession of the Owner.

                  (c) In the event of a breach or attempted breach by the Owner of the provisions of this Section 6.4, the Owner and the Company acknowledge and agree that irreparable harm would come to the Company, as owner of such information in such event, that a remedy at law for such a breach or attempted breach would be inadequate, and that the Company shall be entitled, at its election, to seek injunctive relief without the necessity of posting bond therefor, against such breach or attempted breach, in addition to any other remedies at law or equity available to the Company for such breach or attempted breach, including the recovery of damages from the Owner therefor.

                  (d) All marketing materials, advertisements, programs, guides, publications, pamphlets, flyers and all such other forms of information and materials (collectively, "Owner Marketing Materials") designed and developed by the Owner for its use in the marketing of Owner Operations, together with any and all such other Owner Marketing Materials designed and/or developed by the Owner, shall belong to and be the exclusive property of the Owner.

                  (e) Upon termination of this Agreement, the Company shall promptly relinquish to the Owner all papers, documents, writings, files, data or materials belonging to the Owner that is, at such time, in the possession of the Company, subject to the Company's rights to retain copies of medical records as provided elsewhere herein.

                  (f) In the event of a breach or attempted breach by the Company of the provisions of this Section 6.4, the Owner and the Company acknowledge and agree that irreparable harm would come to the Owner, as owner of such information in such event, that a remedy at law for such a breach or attempted breach would be inadequate, and that the Owner shall be entitled, at its election, to seek injunctive relief without the necessity of posting bond therefor, against such breach or attempted breach, in addition to any other remedies at law or equity available to the Owner for such breach or attempted breach, including the recovery of damages from the Company therefor.

         Section 6.5 Access to Books and Records. Throughout the term of this Agreement, the Owner shall permit the Company and its counsel, accountants and other representatives full and free access, upon reasonable notice and during normal business hours, to all those properties, books, tax returns, contracts, commitments, records, officers and personnel of the Owner that the Company reasonably deems necessary in order for it to (i) verify the Owner's calculation of the

Services Fee or other amounts payable pursuant to the Transition Agreement and the Services Agreement and/or (ii) attend to tax or regulatory issues relating to the Owner's arrangements with the Company prior to the Effective Date. Such access includes access to accountants and others who may have prepared relevant financial statements, including monthly Statements of Practice Revenues, and includes the furnishing by the Owner to the Company of all those materials and information described above as the Company or its counsel, accountants and other representatives may reasonably request. Notwithstanding the Company's right at any time to verify the Owner's calculation of the Services Fee, as set forth above, the Company agrees that it will not challenge the calculation of any Services Fee in any particular Contract Year after September 30th of the following year. All information that may be provided by the Owner pursuant to this Section, or otherwise obtained by the Company or its representatives, shall be confidential information, and the exclusive property of the Owner, and shall not be disclosed by the Company or its representatives to any party without the express prior written consent of the Owner.

         Section 6.6 Retaining Business Records. During the term of this Agreement and until the expiration of four (4) years (required by certain tax law statutes) after the furnishing of the services to be provided hereunder, the Owner and the Company shall make this Agreement and each of their books, documents and records relating thereto available to the Secretary of the Department of Health and Human Services, the Comptroller General of the United States or their duly authorized representatives to the extent required by Title 42 of the United States Code. The Company further agrees that in the event it carries out any of its duties under this Agreement through a subcontract with a value or cost of Ten Thousand Dollars ($10,000) or more over a twelve (12) -month period with a related organization, such subcontract shall contain a clause to the effect that until the expiration of four (4) years after the furnishing of such services pursuant to such subcontract, the related organization shall make a copy of such subcontract and such of its books, documents and records relating thereto, available to the Secretary of the Department of Health and Human Services, the Comptroller General of the United States or their duly authorized representatives to the extent required by Title 42 of the United States Code. Disclosure pursuant to this Section shall not be construed as a waiver of any other legal right to which the Company may be entitled under law or regulation.

         Section 6.7 Exclusivity of Agreement.

                  (a) The Owner has the right to contract with other parties for the provision of services that are the same or similar to the Core Services or the Supplemental Services offered by the Company hereunder; provided, however, that the Owner shall not be permitted to buy any goods offered as HSO Buying Group Goods from any Outside Supplier, except as provided in Section 2.2(b) hereof.

                  (b) The Company has the right to contract with other parties for the provision by the Company of the same or similar services as long as the provision of such services does not infringe materially upon the ability of the Company to perform its duties under this Agreement.

                  (c) The Company agrees that it shall not, without the prior written consent of the Owner which consent shall not be unreasonably withheld, contract in a Services Agreement (HSO model) with any other Ophthalmology practice that (i) provides ophthalmic and/or optometric care and products to the general public; and (ii) Alamance, Chatham, Caswell and Orange counties.

         Section 6.8 Assistance to Company. The Owner agrees to assist the Company in its efforts to identify other entities within its geographic area that provide ophthalmic and/or optometric care and products to the general public and that might be interested in contracting with the Company for the provision of various services. Notwithstanding the foregoing, the Company shall not enter into any contract or agreement in violation of Section 6.7(c) hereof.

         Section 6.9 Release of Claims by Owner and Initial Shareholders. Except as set forth in SCHEDULE 6.9, the Owner and the Initial Shareholders agree to release any and all claims it or they may have against the Company or any of its Affiliates, or against the Company's or any of its Affiliates' directors, officers, shareholders, employees, or agents arising out of or in any way connected to: (a) the Clinic Assets (as defined in that certain Administrative Services Agreement, dated 1st day of July, 1996, by and among the Company, the Owner and the Initial Owner Physician Shareholders named therein (the "ASA")) or the repurchase thereof by the Owner; (b) the provision by the Company of services pursuant to the ASA; or (c) any other agreement, arrangement or relationship between the Owner and the Company or any Affiliate of the Company, which agreement, arrangement or relationship was in existence as of or prior to the Effective Date of this Agreement.

         Section 6.10 Release of Claims by Company. Except as set forth in
SCHEDULE 6.10, the Company agrees to release any and all claims it may have against the Owner or Initial Shareholders, or against the Owner's directors, officers, shareholders, employees, or agents arising out of or in any way connected to: (a) the Clinic Assets (as defined in the ASA) or the repurchase thereof by the Owner; (b) the provision by the Company of services pursuant to the ASA; or (c) any other agreement, arrangement or relationship between the Owner and the Company or any Affiliate of the Company, which agreement, arrangement or relationship was in existence as of or prior to the Effective Date of this Agreement.

         Section 6.11 Admission of Shareholders. Except for the person(s) identified on Schedule 6.11(a), the Owner agrees that it will not, without the express written consent of the Company, permit any Person to become a shareholder of the Owner unless such Person (i) executes a Joinder Agreement in the form attached hereto as SCHEDULE 6.11(B) or (ii) receives a written waiver from the Company.

         Section 6.12 Obligations of the Shareholders.

                  (a) Each Shareholder agrees that, except where indicated otherwise, the obligations of the Owner hereunder are the ultimate responsibility of the Shareholders. In accordance with the foregoing, each Shareholder agrees that he or she shall not transfer his or her shares in the Owner to any third party or to the Owner for repurchase unless and until (i) he or she has obtained the Company's consent thereto in writing, which consent shall not be unreasonably withheld; and (ii) in the event that the transferee is not already a party to this Agreement, the transferee executes a Joinder Agreement in the form attached hereto as SCHEDULE 6.11.

                  (b) Notwithstanding anything herein to the contrary, the obligations of any Shareholder hereunder shall terminate upon such Shareholder's death, permanent and total disability, or permanent retirement. For purposes of this Section 6.12, "permanent and total disability" shall mean the inability, due to any illness, disability or incapacity, of the Shareholder to perform the essential functions of his or her position after reasonable accommodation. The Owner shall immediately notify the Company in writing of any Shareholder's death, permanent and total disability, or permanent retirement.

                  (c) In the case of a Shareholder who leaves the Owner, for reasons other than death, disability or permanent retirement as set forth in Section 6.12(b) above, such Shareholder's obligation to pay a Services Fee based upon his or her collections shall be waived if, on an annual basis, the Owner's Practice Revenues after such Shareholder's departure equal or exceed the average annual Practice Revenues of the Owner for the three (3) prior years.

         Section 6.13 Sales and Use Tax. The Owner shall pay any and all applicable sales and use taxes, if any, related to the Company's provision of services hereunder.

         Section 6.14 Exclusion by Owner of Certain Sources of Revenue. To the extent that the Owner seeks, at any time after the Effective Date, to exclude from Practice Revenues revenue sources not set forth on SCHEDULE 1.1(l), the Owner shall notify the Company of its request and the Parties shall endeavor to arrive at a mutually satisfactory arrangement; provided, however, that nothing herein shall be construed to require the Company to grant the Owner's request, and nothing herein shall relieve the Owner of its obligation hereunder should the Company not grant the Owner's request.


                                    ARTICLE 7

                                 Indemnification

         Section 7.1 Indemnification by the Owner.

                  (a) The Owner shall indemnify, hold harmless and defend the Company and its Affiliates, and their respective officers, directors, shareholders and employees, from and against any and all liability, loss, damage, claim, causes of action, and expenses (including reasonable attorneys' fees), to the extent not covered by insurance in the name of the Owner, resulting from the grossly negligent performance or grossly negligent omission of the Owner and/or any of its employees and/or subcontractors during the term of this Agreement (other than when acting at the direction of or in accordance with the written instructions from the Company), or any breach of this Agreement or any representation, warranty or covenant contained herein by the Owner and/or its shareholders, agents, employees and/or subcontractors (other than the Company).

                  (b) The obligations set forth in this Section 7.1 shall continue in effect regardless of any expiration, termination, or rescission of this Agreement.

         Section 7.2 Indemnification by the Company.

                  (a) The Company shall indemnify and hold harmless the Owner and its officers, directors, shareholders and employees, from and against any and all liability, loss, damage, claim, causes of action, and expenses (including reasonable attorneys' fees), to the extent not covered by insurance in the name of the Company, resulting from the grossly negligent performance or grossly negligent omission of the Company and/or any of its employees and/or subcontractors during the term of this Agreement (other than when acting at the direction of or in accordance with the written instructions from the Owner), or any breach of this Agreement by the Company and/or its shareholders, agents, employees and/or subcontractors (other than the Owner).

                  (b) The obligations set forth in this Section 7.2 shall continue in effect regardless of any expiration, termination, or rescission of this Agreement.


                                    ARTICLE 8

                         Representations of the Parties

         Section 8.1 Representations of Company.

                  (a) Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware as of the date hereof, and has all necessary power to own all of its properties and assets and to carry on its business as now being conducted.

                  (b) No Violation. The Company has the corporate authority to execute, deliver and perform this Agreement and all agreements executed and delivered by it pursuant to this Agreement, and has taken all action required by law, its certificate of incorporation, its bylaws or otherwise to authorize the execution, delivery and performance of this Agreement and such related documents. The execution and delivery of this Agreement does not, and will not, violate any provisions of the certificate of incorporation or bylaws of the Company or any provisions of or result in the acceleration of, any obligation under any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree, to which the Company is a party, or by which it is bound. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable in accordance with its terms.

                  (c) No Claims Against Owner. Other than as set forth on
         SCHEDULE 8.1(c), the Company does not have any claims against the Owner or any Initial Shareholder arising out of or in any way connected to:
         (1) the Clinic Assets, or the repurchase thereof by the Owner; (2) the provision by the Company of services pursuant to the ASA; or (3) any other agreement, arrangement or relationship between the Owner and the Company or any Affiliate of the Company, which agreement, arrangement or relationship was in existence as of or prior to the Effective Date of this Agreement.

         Section 8.2 Representations of the Owner.

                  (a) Organization and Good Standing. The Owner is a professional corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina, and has all necessary power to own all of its properties and assets and to carry on its business as now being conducted. Throughout the term of this Agreement, the Owner shall immediately notify the Company in writing if any event occurs that would render the Owner unable to make the representation contained in this Section as of the date thereof.

                  (b) No Violation. The Owner has the corporate authority to execute, deliver and perform this Agreement and all agreements executed and delivered by it pursuant to this Agreement, and has taken all action required by law, its articles or certificate of incorporation, its bylaws or otherwise to authorize the execution, delivery and performance of this Agreement and such related documents. The execution and delivery of this Agreement does not and, subject to the consummation of the transactions contemplated hereby, will not, violate any provisions of the articles or certificate of incorporation or bylaws of the Owner or any provisions of or result in the acceleration of, any obligation under any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree, to which the Owner is a party, or by which it is bound. This Agreement has been duly executed and delivered by the Owner and constitutes the legal, valid and binding obligation of the Owner, enforceable in accordance with its terms. Throughout the term of this Agreement, the Owner shall immediately notify the Company in writing if any event occurs that would render the Owner unable to make the representation contained in this Section as of the date thereof.

                  (c) No Claims Against Company. Other than as set forth on
         SCHEDULE 6.9, neither the Owner nor the Initial Shareholders have any claims against the Company or any of its Affiliates, or against the Company's or any of its Affiliates' directors, officers, shareholders, employees, or agents, arising out of or in any way connected to: (1) the Clinic Assets, or the repurchase thereof by the Owner; (2) the provision by the Company of services pursuant to the ASA; or (3) any other agreement, arrangement or relationship between the Owner and the Company or any Affiliate of the Company, which agreement, arrangement or relationship was in existence as of or prior to the Effective Date of this Agreement.

                                    ARTICLE 9

                                  Miscellaneous

         Section 9.1 Violation of Law. In the event that (a) a law firm that has a nationally recognized expertise in health care law and is mutually agreed upon by both the Company and the Owner renders an opinion to the Parties that a material provision of this Agreement violates applicable law, or any court or regulatory agency enters an order finding that a material provision of this Agreement violates applicable law, and (b) this Agreement cannot be amended pursuant to Section 9.6 to cure such violation, then the Agreement may be terminated by either Party hereto. In the event of such termination, the Owner shall have the obligations set forth in Section 5.3, above.

         Section 9.2 Assignments.

                  (a) The Company shall have the right at any time and from time to time to assign any or all of its rights and delegate any or all of its obligations hereunder without the prior written consent of the Owner; provided, however, that any such assignment shall in no way relieve the Company of its duties, obligations, liabilities, or responsibilities hereunder without the consent of the Owner; and provided, further, that the Company may assign all or any part of its right, title and interest in any payments to be received hereunder by the Company to a bank or any other financial institution or any person, firm or corporation from which the Company or any Affiliate thereof has obtained, or will obtain, financing and the Company may grant a security interest in such payments.

                  (b) Notwithstanding the provisions of Section 9.2(a) above, the Company may assign this Agreement to any corporation or other entity of any kind succeeding to the business of the Company in connection with the merger, consolidation or transfer of all or substantially all of the assets and business of the Company to such successor.

                  (c) The Owner shall not assign any of its rights or delegate any of its duties or obligations hereunder without the prior written consent of the Company, which consent shall not be unreasonably withheld.

                  (d) Except as provided in Section 6.11 hereof, no Shareholder shall be permitted to assign his or her rights or delegate any of his or her duties hereunder.

                  (e) All of the terms, provisions, covenants, conditions, and obligations of this Agreement shall be binding upon, and inure to the benefit of, the successors in interest and permitted assigns of the Parties hereto.


         Section 9.3 Notices. Except as otherwise expressly set forth herein, all notices required or permitted to be given hereunder shall be in writing and shall be deemed effective when personally delivered, sent via overnight delivery or, if mailed, three (3) days after the date deposited in the United States mail, postage prepaid, registered or certified, and return receipt requested. Unless changed by written notice given by one Party to the other as provided herein, such notices shall be given to the Company at the following address:

                  Prime Vision Health, Inc.
                  c/o OptiCare Eye Health Centers, Inc.
                  87 Grandview Avenue
                  Waterbury, CT 06708
                  Attention:  President

with a copy to:   Day, Berry & Howard LLP
                  CityPlace I
                  Hartford, Connecticut 06103-3499
                  Attention: William H. Cuddy, Esq.

and such notices shall be given to the Owner at the following address:

                  1214 Vaughn Road
                  Burlington, NC 27217

         Section 9.4 Severability. In the event that any of the provisions of this Agreement are held to be invalid or unenforceable by any court of competent jurisdiction, the remaining provisions hereof shall not be affected thereby, and the provision found invalid or unenforceable shall be revised or interpreted to the extent permitted by law so as to uphold the validity and enforceability of this Agreement and the intent of the Parties as expressed herein. Notwithstanding the foregoing, if the compensation provisions herein or in
Schedule 2.3 hereof are held to be invalid or unenforceable by any court of competent jurisdiction, and the Parties are unable, after a good faith effort, to agree to an alternative compensation arrangement, then this Agreement may be terminated by either Party. In the event of such termination, the Owner shall have the obligations set forth in Section 5.3, above.

         Section 9.5 Governing Law. This Agreement shall be governed by, and interpreted, construed and enforced in accordance with, the laws of the State of Delaware, applied without giving effect to any conflicts-of-law principles.

         Section 9.6 Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes any and all prior agreements, either oral or written, between the Parties with respect thereto. Any modification to this Agreement must be made in writing and signed by both of the Parties.

         Section 9.7 Headings. The section headings used in this Agreement are included solely for convenience and shall not affect the interpretation of this Agreement.

         Section 9.8 Waiver. No term or condition of this Agreement shall be deemed to have been waived except by written instrument of the Party charged with such waiver. The waiver of any breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any subsequent breach of the same or any other term or condition hereof.

         Section 9.9 Construction of Words. The language herein shall be construed, in all cases, according to its plain meaning, and not for or against either Party. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that the rule of construction which states that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

         Section 9.10 Prevention of Performance by Company.

                  (a) The Company shall not be liable for any loss or damage to the Owner or any of shareholder of the Owner (including, without limitation, direct, indirect, incidental and consequential damages) due to any failure in its performance hereunder (i) because of compliance with any order, request or control of any governmental authority or person purporting to act therefor, whether or not said order, request or control ultimately proves to have been invalid; or (ii) when its performance is interrupted, frustrated or prevented, or rendered impossible or impractical because of wars, hostilities, public disorders, acts of enemies, sabotage, strikes, lockouts, labor or employment difficulties, fires, or acts of God, or any cause beyond its control, whether or not similar to any of the foregoing. Without limitation of the foregoing, the Company shall not be required to challenge or resist any such order, request or control, or to proceed or attempt to proceed with performance if such shall involve additional expense or a departure from its normal practices, unless the Parties shall expressly agree as to the further obligations (including, without limitation, an obligation to bear all or part of any such additional expense) to be borne by the Owner as a result thereof.

                  (b) Nothing herein contained shall relieve the Owner of any obligation to pay the amounts to be paid hereunder to the Company under
         Article 4 hereinabove.

         Section 9.11 Remedies. The remedies provided to the Parties by this Agreement are not exclusive or exhaustive, but cumulative and in addition to any other remedies the Parties may have, at law or in equity.

         Section 9.12 No Referrals. The Parties clearly understand and acknowledge that the choice of services and the choice of providers made by the Owner must be, and shall be, made only with regard to the best medical interests of each patient. The Company and the Owner thus specifically assure one another, and the Company and the Owner each specifically acknowledges, that the performance by the Company and the Owner of their respective obligations hereunder in no way obligate, and is in no way contingent upon, the admission, recommendation, referral or any other form of arrangement by, the Company or the Owner (or any Physician or Optometrist) for utilization by patients or others of any item or service offered by the Company or any of its Affiliates or the Owner.

         Section 9.13 Attorneys' Fees. Each Party shall be responsible for any attorneys' fees and related costs incurred by it in the event that legal action is commenced by either Party to enforce or defend its rights under this Agreement.

         Section 9.14 Survival. The indemnities, representations and warranties set forth herein shall survive the termination of this Agreement.

         Section 9.15 Confidentiality of Records. The Company shall use its reasonable efforts to protect the confidentiality of the records of the Owner relating to Owner Operations, including, without limitation, patient medical records, and shall comply with applicable federal, state, and local laws and regulations, and medical ethical standards, pertaining to the records of the Owner relating to Owner Operations. The Company shall take no action with respect to such medical records to which the Owner objects, unless otherwise required by law or to comply with an order of any court or governmental agency.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the Parties have executed this Company Services Agreement on the date set forth above:

                                         The Company:
                                         Prime Vision Health, Inc.


                                         By:
                                             --------------------------------

                                         Title:
                                             --------------------------------


                                         The Owner:
                                         , P.A.


                                         By:
                                             --------------------------------

                                         Title:
                                             --------------------------------


Initial Shareholders:


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